Ceasing Control of Credit Suisse Trust International Equity Flex I Portfolio As of December 31, 2008, Nationwide Life Insurance Company (Shareholder) owned 2,020,892.924 shares of the Fund, which represented 38.34 % of the Fund. As of Dec. 31, 2009, Shareholder owned 0 shares of the Fund, due to it merging into International Equity Flex III. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Trust International Equity Flex I Portfolio
As of December 31, 2008, Fidelity Investments (Shareholder) owned
1,790,103.814 shares of the Fund, which represented 33.96 % of the Fund. As of Dec. 31, 2009, Shareholder owned 0 shares of the Fund, due to it merging into International Equity Flex III. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Trust US Equity Flex II Portfolio
As of December 31, 2008, AIG Life Insurance Co 2 (Shareholder) owned 2,086,659.237 shares of the Fund, which represented 73.31 % of the Fund. As of Dec. 31, 2009, Shareholder owned 0 shares of the Fund, due to it merging into US Equity Flex I. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Trust US Equity Flex III Portfolio
As of December 31, 2008, IDS Life Insurance Company (Shareholder) owned 1,279,698.695 shares of the Fund, which represented 93.44 % of the Fund. As of Dec. 31, 2009, Shareholder owned 0 shares of the Fund, due to it merging into US Equity Flex I. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Trust US Equity Flex IV Portfolio
As of December 31, 2008, Fidelity Investment Institutional Operations (Shareholder) owned 835,105.968 shares of the Fund, which represented 97.61 % of the Fund. As of Dec. 31, 2009, Shareholder owned 0 shares of the Fund, due to it merging into US Equity Flex I. Accordingly, Shareholder has ceased to be a controlling person of the Fund.